Exhibit 99.1

Cheniere Energy Partners Reports First Quarter 2008 Results

HOUSTON--(BUSINESS WIRE)--Cheniere Energy Partners, L.P. (AMEX:CQP) reported a net loss of $14.5 million, or $0.09 per limited partner unit (basic and diluted) for the three-months ended March 31, 2008. This compares to a net loss of $0.7 million, or $0.00 per limited partner unit (basic and diluted), for the period March 26, 2007, inception of operations, to March 31, 2007.

Cheniere Energy Partners (”Cheniere Partners”) commenced operations on March 26, 2007 upon successful completion of its initial public offering and the concurrent contribution by its parent, Cheniere Energy, Inc. (AMEX:LNG), of a 100% interest in the 4 billion cubic feet per day Sabine Pass liquefied natural gas (“LNG”) receiving terminal currently under construction on the Sabine Pass Channel in western Cameron Parish, Louisiana, along with the equity interest in certain entities, collectively referred to in the transaction as the “Combined Predecessor Entities”.

Cheniere Partners’ operations for the three-months ended March 31, 2007, including the Combined Predecessor Entities for the period January 1, 2007 through March 25, 2007, resulted in a net loss of $12.9 million. On a similar basis, the net loss for the first quarter of 2008 increased $1.7 million, or 12.9%, to $14.5 million. The increase of $1.7 million was primarily due to increased labor cost associated with the hiring of employees for the purpose of operating the Sabine Pass LNG receiving terminal beginning in the second quarter of 2008.

Cheniere Partners reported restricted cash balances totaling $556.2 million as of March 31, 2008, including $276.7 million set aside to complete the construction of the Sabine Pass LNG receiving terminal, $215.2 million for interest payments relating to the Sabine Pass senior notes and $64.3 million as a reserve for distributions to the Cheniere Partners’ common unit holders.

Sabine Pass Receiving Terminal Update

As of March 31, 2008, we had completed construction of 99% of the Sabine Pass LNG receiving terminal consisting of an initial send out capacity of approximately 2.6 Bcf/d and storage capacity of approximately 10.1 Bcf. Construction on the remaining 1.4 Bcf/d of send out capacity and 6.7 Bcf of storage capacity was 67% complete as of March 31, 2008, and we anticipate achieving full operability of the Sabine Pass LNG receiving terminal, with a total send out capacity of approximately 4.0 Bcf/d and total storage capacity of approximately 16.8 Bcf, during the third quarter of 2009. Total construction costs are still estimated to be $1.4 billion. Payments under our terminal use agreements commence no later than April 1, 2009 for Total and July 1, 2009 for Chevron.

We commenced commissioning of the Sabine Pass LNG receiving terminal in April 2008 and anticipate commencing commercial operations during the second quarter of 2008. The cool down process has gone extremely well and ahead of schedule. As a result, Sabine Pass LNG is now ready to receive LNG cargoes for further performance testing and commercial sales. Additional cargoes will be purchased when such purchases can be obtained on favorable economic terms.

Cheniere Energy Partners, L.P. is a Delaware limited partnership. Through its wholly-owned subsidiary, Sabine Pass LNG, L.P., the partnership is developing an LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Additional information about Cheniere Energy Partners, L.P. may be found on its web site at www.cheniereenergypartners.com.

For additional information, please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended March 31,
	2008	(3)	2007	(2)
	(Unaudited)		(Unaudited)

Revenues	$—		$—
Operating Costs and Expenses
Land Site Rental	405		401
Depreciation, Depletion and Amortization	19		20
Labor and overhead charged from affiliate	2,762		1,324
Other	914		141
Total Operating Costs and Expenses	4,100		1,886

Loss from Operations	(4,100)		(1,886)

Derivative loss	(830)		—
Interest Expense	(16,298)		(25,817)
Interest Income	6,703		14,845
Other income	10		—
Net Loss	$(14,515)		$(12,858)

Less:
Net loss through March 25, 2007			(12,128)
Net loss to partners from March 26, 2007 through March 31, 2007			$(730)

Allocation of net loss to partners:
Limited partners’ interest	(14,225)		(715)
General Partner’s interest	(290)		(15)
Net loss to partners	$(14,515)		$(730)

Basic and diluted net loss per limited partner unit	$(0.09)		$—

Weighted average limited partners units outstanding used for basic and diluted net loss per unit calculation:
Common units	26,416		26,416
Subordinated units	135,384		135,384
	161,800		161,800
	March 31, 2008	(3)	December 31, 2007
	(Unaudited)

Cash and Cash Equivalents	$10		$13
Restricted Cash and Cash Equivalents	193,460		191,179
Other Current Assets	9,589		7,725
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities
	362,738		517,766
Property, Plant and Equipment, Net	1,267,647		1,127,289
Debt Issuance Costs, Net	28,959		28,895
Advances under long-term contracts	31,781		28,497
Prepaid LNG Cargo - Affiliate	25,590		—
Other Assets	2,723		2,614
Total Assets	$1,922,497		$1,904,978

Current Liabilities	$95,564		$53,420
Long-Term Debt	2,032,000		2,032,000
Deferred Revenue	42,583		42,583
Other Liabilities	5,839		4,492
Total Partner’s Deficit	(253,489)		(227,517)
Total Liabilities and Partners’ Deficit	$1,922,497		$1,904,978

(1) Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the Securities and Exchange Commission.

(2) Combined operating results of Cheniere Energy Partners, L.P., Cheniere Energy Investments, LLC, Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and Sabine Pass LNG, L.P for the three-months ended March 31, 2007.

(3) Consolidated balance sheet and results of operations of Cheniere Energy Partners, L.P. and its consolidated subsidiaries at March 31, 2008.

CONTACT:
Cheniere Energy Partners, L.P.
Christina Cavarretta, 713-375-5100